UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

RESTORATION HARDWARE, INC.

(Name of Registrant as Specified In Its Charter)

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On June 29, 2007, Restoration Hardware, Inc. began distributing an email, substantially in the form of the following, to certain stockholders of the company in connection with its annual meeting of stockholders to be held on July 12, 2007:

I am writing to ask for your vote in favor of Restoration Hardware’s proposal to adopt a new Restoration Hardware, Inc. 2007 Stock Incentive Plan.

The company’s current stock incentive plan will expire in early 2008 and we need to replace it to remain competitive in our efforts to recruit and retain management talent.

Although ISS and Glass Lewis have both recommended a “no” vote on the stock plan proposal, we are encouraging our stockholders to vote in favor of the plan. Both ISS and Glass Lewis tend to follow mechanical formula based approaches to evaluating a proposal of this kind and therefore their recommendations do not properly reflect the company’s position as a small market capitalization growth company or the requirements of our turnaround program at Resto.

In large measure the ISS and Glass Lewis formula take into account historical options overhang — which is not something we can change at this point in time. We are making efforts to address our use of equity as we go forward. In particular, our compensation committee already has adopted a new equity compensation framework and strategy which involves the use of restricted stock units as well as options and will reduce our equity burn rate in current periods. The option overhang will likely be reduced with increased stock price appreciation as well.

Attached please find talking points addressing some of these issues in further detail.

RESTORATION HARDWARE, INC.

Talking Points

Management of Restoration Hardware, Inc. (“Restoration Hardware” or the “Company”) intends to contact certain stockholders in connection with their voting on the Company’s proposal to adopt the Restoration Hardware, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) as set forth in the Company’s 2007 proxy statement. The following information was prepared to provide Company management with talking points in connection with their contact with stockholders.

•	The Company needs a new stock incentive plan to replace its existing plan, which expires in 2008.

The Company’s 1998 Stock Incentive Plan (the “1998 Plan”), which is the Company’s current stock incentive plan, expires in April 2008. Upon the expiration of the 1998 Plan, the Company will no longer have a stock incentive plan available for grants of employee equity awards. The 2007 Plan will replace the 1998 Plan. Management believes that the elimination of the equity compensation program would seriously restrict our ability to attract and retain the employee talent we need to succeed.

•	ISS and Glass Lewis recommend a “no” vote on the 2007 Plan primarily because of our current overhang.

Although ISS and Glass Lewis have recommended a “no” vote with respect to the adoption of our 2007 Plan, the primary reason for their “no” vote recommendation is the Company’s current overhang, which we cannot remedy immediately.

•	We are committed to reducing our overhang and burn rate, and our compensation committee has adopted a new framework aimed at reducing our overhang and burn rate which is market competitive.

The compensation committee of the board of directors engaged Mercer Consulting in 2006 to design an equity strategy that reflects competitive market trends but does not significantly impact our current expense structure. Mercer reviewed our equity strategies and grant guidelines and benchmarked our equity compensation strategy against our competitors.

Based on this work, our compensation committee adopted for 2007 a new equity compensation framework incorporating from Mercer’s recommendations. Accordingly, we have designed an equity strategy which is market competitive. This new framework provides guidelines for equity grants based on employee level and is intended to reduce the amount of equity awards granted to employees over the next several years.

•	The use of restricted stock units will further reduce our overhang.

As part of this new framework, we also have begun to use restricted stock units as a significant component of our equity compensation program. Because restricted stock units provide value to the employee even when the stock price drops below the price on the date of grant, we expect the restricted stock units can be used to reduce the number of options awarded to employees.

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•	ISS and Glass Lewis have adopted a one size fits all approach, which does not adequately address our position as a small market capitalization growth company.

ISS and Glass Lewis rely heavily on models and formula that may have the effect of a “one size fits all” approach to addressing stock incentive pool sizes and use. For example, ISS compares our burn rate to companies with the same GICS code as Restoration Hardware. A range of companies have our GICS code, including companies much larger than Restoration Hardware such as Tiffany & Co., Guess? Inc., Target Corp. and Macy’s Inc. Accordingly, we do no not believe that the ISS scoring system properly reflects Restoration Hardware’s position as a small market capitalization growth company.

Our turnaround efforts have been greatly aided by our ability to attract and retain strong new employees. We need to offer competitive compensation packages in order to attract and retain employees who can keep the Company on a course of continued success. Our net revenue and net income have increased significantly over the last five years. Elimination of our equity compensation program would seriously hamper our ability to hold and attract the talent we need going forward.

•	Our ISS and Glass Lewis scores have been impacted by an unusually large number of grants we made in fiscal 2004.

Our scores from ISS and Glass Lewis were impacted by an unusually large number of equity awards in fiscal 2004 when we granted an aggregate of approximately 3.4 million stock options. Since fiscal year 2004 we have reduced our grant of equity awards significantly by limiting our total equity award grants in fiscal year 2005 to approximately 1.7 million and in fiscal year 2006 to approximately 2 million.

In addition, we note that Glass Lewis recognized in its proxy advisory report that the total size of our likely annual grants of equity awards to employees over the next several years is within a reasonable limit, and that the projected per employee cost of future equity grants is within one standard deviation away from the industry average. We believe that these conclusions by Glass Lewis reflect that our current equity program is within industry norms in many respects, particularly for a small cap, high-growth company such as ours.

•	A stock incentive plan helps preserve the Company’s cash position.

Annual equity awards are used as a key component of the annual compensation paid to our employees. Because a large portion of employee compensation is paid in the form of equity instead of cash, we are able to conserve cash and manage our cash-flow more effectively. If a new stock incentive plan is not approved by our stockholders, the Company would need to consider significantly increasing the cash component of the total compensation paid to employees in order to retain our current employee base and recruit new employees to accommodate the Company’s growth initiatives.

•	We need a stock incentive plan to recruit and retain our employees in a competitive market.

We compete for talent in an extremely competitive labor market, especially in the San Francisco Bay Area where equity awards are widely used. We believe that we must offer competitive compensation packages in order to attract and retain employees who can keep the Company on a course of continued success. In recent years, we have hired a number of key performers who are helping to drive the Company’s turnaround efforts. Our stock compensation program has been critical in attracting and retaining these employees.

In addition, nearly all of the Company’s significant competitors are public and use equity to attract and retain employees. Elimination of our equity compensation program would seriously hamper our ability to attract and retain the talent we need. Equity awards are an efficient retention tool as the awards make it more difficult and expensive for competitors to hire away our employees.

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